Exhibit 4.78

Exclusive Call Option Agreement

Zhejiang Mengxiang Consulting Services Co., Ltd.

And

Langfang City Rail Transit Technical School

Beijing Pengxiang Tianxia Education Technology Co., Ltd.

Zhejiang Lishui Mengxiang Education Development Co., Ltd.

And

Ye Fen

Ye Hong

March 28, 2023

This Exclusive Call Option Agreement (hereinafter referred to as “this Agreement”) was entered into by the following parties on March 28, 2023:

Party A: Zhejiang Mengxiang Consulting Services Co., Ltd.(hereinafter referred to as the “WFOE”), a wholly foreign-owned enterprise legally incorporated and existing under the laws of PRC; Unified Social Credit Code: 91331100MA2E0B7832; Address: Room 102, 1F, No.227 Dayang North Road, Baiyun Street, Liandu District, Lishui City, Zhejiang Province .

Party B: Langfang City Rail Transit Technical School (hereinafter referred to as “Domestic Affiliates”), a private non-enterprise entity legally incorporated and existing under the laws of China; Unified Social Credit Code: 52131000336152016W; Address: No.63, Shoumin West Road, Anchi District, Langfang City, Hebei Province.

Party C: Beijing Pengxiang Tianxia Education Technology Co., Ltd. (hereinafter referred to as “Beijing P.X.”), a limited liability company legally incorporated and existing under the laws of China; Unified Social Credit Code: 91110108MA7DX8TY6N; Address: No.42108, Podium, 4F, No.69 Zizhuyuan Road, Haidian District, Beijing, which actually holds 100% sponsor’s equity interest in the Domestic Affiliates from January 1, 2022.

Party D: Zhejiang Lishui Mengxiang Education Development Co., Ltd (hereinafter referred to as the “Lishui Mengxiang”) , a limited liability company legally incorporated and existing under the laws of China; Unified Social Credit Code: 913311007315134241; Address: No. 818, Huayuan Road, Liandu District, Lishui City, Zhejiang Province, which directly holds 100% equity interest of Beijing P.X..

Party E: Ye Fen, a Chinese natural person; ID card number: 331121197110154403; Address: Room 301, Unit 1, Building 5, Kuocangyuan Community, Lutang Street, Dashuimen Community, Wanxiang Street, Liandu District, Lishui City, Zhejiang Province, who indirectly holds 95% equity interest of Beijing P.X. through Lishui Mengxiang.

Party F：Ye Hong, a Chinese natural person; ID card number:332522197605124408; Address: Room 10-1502, Yueshanju Community, Lvgu Manor, Liandu District, Lishui City, Zhejiang Province, who indirectly holds 5% equity interest of Beijing P.X. through Lishui Mengxiang.

(The above Party D to F are collectively referred to as “Beijing P.X.’s Shareholders”.)

(WFOE, Beijing P.X., Beijing P.X.’s Shareholders and Domestic Affiliates, are collectively referred to as the “Parties”, or individually referred to as a “Party”, and the parties other than WFOE are collectively referred to as “Other Parties”.)

WHEREAS:

1. Beijing P.X.’s Shareholders directly and/or indirectly hold the relevant equity of Domestic Affiliates and Beijing P.X., including (a) Beijing P.X.’s Shareholders directly/indirectly hold 100% equity of Beijing P.X.; (b) Beijing P.X. actually holds 100% sponsor’s equity interest of Domestic Affiliates .

2. Beijing P.X.’s Shareholders intend to grant WFOE or its designated purchaser an irrevocable exclusive call option right to purchase all or part of the equity directly and/or indirectly held by Beijing P.X.’s Shareholders from time to time in Domestic Affiliates and Beijing P.X.(hereinafter the “Equity Purchase Rights”), and WFOE intends to accept such Equity Purchase Right granted by Beijing P.X.’s Shareholders.

Therefore, after friendly negotiation, the Parties agree on the exclusive call option as follows:

Article I. Definition and Interpretation

Unless otherwise stated or required, the following terms shall have the following meanings when used in this Agreement:

“Listing Company” means Lixiang Education Holding Co., Ltd., a limited liability company incorporated under the laws of the Cayman Islands on September 6, 2018.

“Equity Pledge Agreement” means the Equity Pledge Agreement executed simultaneously with this Agreement among Beijing P.X.’s Shareholders, WFOE and Beijing P.X., to guarantee the contractual obligations of Domestic Affiliates, Beijing P.X. and Beijing P.X.’s Shareholders under the Contractual Agreements.

“Proxy Agreement for School’s Sponsor and Council Members” means Proxy Agreement for School’s Sponsor and Council Members executed simultaneously with this Agreement among Beijing P.X.’s Shareholders, the council members designated by Beijing P.X. to Domestic Affiliates and WFOE.

“Contractual Agreements” means the following agreements signed by two or all parties among Beijing P.X., Beijing P.X.’s shareholders, Domestic Affiliates, and WFOE, including: the Business Cooperation Agreement, the Exclusive Technical Service and Business Consulting Agreement, the Exclusive Call Option Agreement, the Proxy Agreement for Shareholders, the Power of Attorney for Shareholders, the Proxy Agreement for School’s Sponsor and Council Members, the Powers of Attorney for School’s Sponsor, the Power of Attorney for School Council Members, the Equity Pledge Agreement, the Loan Agreement, including the amendments to the above agreements, and other agreements, contracts or legal documents signed or issued from time to time by one or more Parties to ensure the fulfillment of the above agreements and signed or recognized by WFOE in writing.

“China / PRC” means the People’s Republic of China (for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan).

“Assets” means all tangible and intangible assets directly or indirectly owned by Domestic Affiliates, including but not limited to all fixed assets, current assets, capital interests of foreign investment, intellectual property, and all available benefits under all contracts and other benefits that should be obtained by Domestic Affiliates.

“Effective Date of this Agreement” means this Agreement shall become effective on January 1, 2022 upon execution by the Parties.

Article II. Equity Transfer of Domestic Affiliates

1. Grant rights

Pursuant to the terms and conditions stipulated in this Agreement, Beijing P.X.’s Shareholders irrevocably grant WFOE or its designated purchaser the exclusive call option right in relation to the equity of Domestic Affiliates and Beijing P.X.. WFOE or its designated purchaser (hereinafter the “Equity Purchaser”, such Equity Purchaser may be one or more parties) has the right to decide in its sole discretion, in accordance with the terms and conditions of this Agreement, to purchases all or part of the equities directly and/or indirectly held by Beijing P.X.’s Shareholders, from time to time, in Domestic Affiliates and Beijing P.X. by one or multiple times, and pays the minimum price permitted by PRC laws and regulations (the “Equity Purchase Price”) to Beijing P.X.’s Shareholders and/or their designated entities. Beijing P.X.’s Shareholders through the conformation letter to confirm the waiver of their respective pre-emptive rights (if any) to the above-mentioned Domestic Affiliates equity transfer in accordance with the provisions of the PRC laws and regulations/the articles of association of the company and school/relevant agreements and irrevocably agree that Beijing P.X.’s Shareholders transfer the equity of Domestic Affiliates and Beijing P.X. directly and/or indirectly held by them to Equity Purchaser.

2. Exercise procedure

In the case that the PRC laws and regulations allow Equity Purchaser to hold all or part of the equity held by Beijing P.X.’s Shareholders in Domestic Affiliates and Beijing P.X., WFOE may, at any time during the term of this Agreement, issue a notice to Beijing P.X., Beijing P.X.’s Shareholders or Domestic Affiliates (the “Equity Transfer Notice”), which states that the equity shares of Beijing P.X. and Domestic Affiliates purchased from Beijing P.X.’s Shareholders (the “Purchased Equities”) and the identities of Equity Purchaser, to exercise the right to purchase the equities.

Each time exercising the right to purchase the equities, Equity Purchaser may, at its discretion, determine the proportion of the purchased (direct and/or indirect)equities of Domestic Affiliates and Beijing P.X. purchased from Beijing P.X.’s Shareholders, but in the case that PRC laws and regulations permit other foreign or overseas entities designated by WFOE and/or the Listing Company to directly hold part or all of the equity and/or sponsor’s equity of Beijing P.X. and Domestic Affiliates, and to engage in restricted/prohibited business such as private education through Domestic Affiliates, WFOE shall issue Equity Transfer Notice as soon as practical, and the amount of (direct and/or indirect) equities of Beijing P.X. and Domestic Affiliates purchased by Equity Purchaser from Beijing P.X.’s Shareholders shall not be lower than the maximum limit permitted by PRC laws in relation to the equity of Beijing P.X. and Domestic Affiliates held by other foreign or overseas entities designated by WFOE and/or the Listing Company.

3. Equity transfer of Domestic Affiliates

Each time the right to purchase the equity of Domestic Affiliates is exercised:

a) Beijing P.X.’s Shareholders shall sign an equity transfer agreement and other necessary legal documents for the equity transfer of Beijing P.X. and Domestic Affiliates with Equity Purchaser in accordance with the provisions of this Agreement and Equity Transfer Notice;

b) Beijing P.X.’s Shareholders shall prompt Beijing P.X. and Domestic Affiliates to conduct financial liquidation in a timely manner in order to handle the legal procedures for the equity transfer of Beijing P.X. and Domestic Affiliates (if applicable);

c) Beijing P.X.’s Shareholders shall prompt Beijing P.X. and Domestic Affiliates to convene the shareholders’ meeting/school council meeting, and approve the resolutions on the equity transfer of Beijing P.X. and Domestic Affiliates and the revision of the articles of association of Beijing P.X. and Domestic Affiliates;

d) Beijing P.X.’s Shareholders shall prompt Beijing P.X. and Domestic Affiliates to promptly amend the articles of association of the company/ school to reflect the equity transfer of Beijing P.X. and Domestic Affiliates;

e) Beijing P.X.’s Shareholders shall prompt Beijing P.X. and Domestic Affiliates to apply to the competent authorities of industry and commerce, education/human resources and social security, civil affairs departments and other government authorities for legal procedures of the approvals, registrations related to the equity transfer of Beijing P.X. and Domestic Affiliates;

f) Beijing P.X.’s Shareholders shall sign all further documents reasonably required by Equity Purchaser at any time and take all further actions to make Equity Purchaser become the legal owner of the equity of Beijing P.X. and Domestic Affiliates without any encumbrances and other unfavorable claims and interests.

g)Beijing P.X. and Domestic Affiliates shall sign all further documents reasonably required by Equity Purchaser at any time and take all further actions to make Equity Purchaser become the legal owner of the equity of Beijing P.X. and Domestic Affiliates without any encumbrances and other unfavorable claims and equities.

4. Payment

Equity Purchaser shall pay the equity purchase price to Beijing P.X.’s Shareholders in cash within seven (7) days from the date of the satisfaction of the following conditions or at other time designated by WFOE:

a) Equity Purchaser receives all necessary or appropriate certifying documents of approvals and the completion of registrations relating to the assignment of the equities of Beijing P.X. and Domestic Affiliates;

b) All ownership documents (if any) relating to the transferred equities of Beijing P.X. and Domestic Affiliates have been delivered to Equity Purchaser;

c) When transferring the equities of Beijing P.X. and Domestic Affiliates to Equity Purchaser, all taxes and fees payable for the equity transfer of Beijing P.X. and Domestic Affiliates shall be paid within the statutory time limit for payment and have paid by Beijing P.X.’s Shareholders, except where the laws and regulations clearly stipulate that Equity Purchaser shall bear; and

d) All approvals, registrations and/or filings required for Equity Purchaser to nominate a person to serve as a director/council member and/or legal representative of Beijing P.X. and Domestic Affiliates have been completed.

Article III. Covenants

1. Covenants of Beijing P.X. and Beijing P.X.’s Shareholders

From the effective date of this Agreement, Beijing P.X. and Beijing P.X.’s Shareholders covenant the following to WFOE:

a) without the prior written consent of WFOE, the equities of Domestic Affiliates directly and/or indirectly held by it shall not be sold, transferred, assigned or otherwise disposed of; not set any encumbrances on the equities of Domestic Affiliates directly and/or indirectly held by it at any time from the effective date of this Agreement;

b) without the prior written consent of WFOE, not increase or decrease the registered capital of Domestic Affiliates and capital contribution by sponsor, or agree to increase or decrease the aforementioned registered capital and capital contribution by sponsor;

c) without the prior written consent of WFOE, not agree to or procure the separation of Domestic Affiliates or merge with other entities;

d) without the prior written consent of WFOE, not dispose or procure the management of Domestic Affiliates to dispose of any assets of Domestic Affiliates, except that Domestic Affiliates may prove that the relevant asset disposal is necessary for their daily business operations, the value of the assets involved in the individual transaction does not exceed RMB 100,000, and the total amount does not exceed RMB 300,000 within one year;

e) without the prior written consent of WFOE, not terminate or procure the management of Domestic Affiliates to terminate any material agreement entered into by Domestic Affiliates, or enter into any other agreement that conflicts with the existing material agreements. The aforementioned “material agreements” refer to a single agreement with a total amount of more than RMB 100,000, a series of agreements with a total amount of more than RMB 300,000 within one year, or the Contractual Agreements and/or any agreements similar in nature or content to Contractual Agreements;

f) without the prior written consent of WFOE, not procure Domestic Affiliates to enter into transactions that may materially affect the assets, liabilities, business operations and other legal rights of Domestic Affiliates (excluding the transaction produced in the normal or daily business processes of Domestic Affiliates and the amount of such single transaction does not exceed RMB 100,000 and the total amount does not exceed RMB 300,000 within one year, or has been disclosed to WFOE and for which the written consent of WFOE has been obtained);

g) without the prior written consent of WFOE, not procure or agree Domestic Affiliates to announce the distribution of or actually distribute any distributable profits and/or reasonable return, or to agree to the foregoing distribution;

h) without the prior written consent of WFOE, not procure or agree Domestic Affiliates to amend their articles of association;

i) without the prior written consent of WFOE, not lend or borrow of loans by Domestic Affiliates, or to provide guarantees or other forms of security, or to assume any material obligations outside of normal business activities; the aforementioned “material obligations” refer to any obligation under which any Domestic Affiliates are required to pay more than RMB 100,000, or to pay the total amount more than RMB 300,000 within one year, or that restricts and/or obstructs Domestic Affiliates from fulfilling their obligations under the Contractual Agreements, or restricts and/or prohibits the financial and business operations of Domestic Affiliates, or that may cause changes in the equity structure of Domestic Affiliates;

j) do their best efforts to procure Domestic Affiliates to develop their business and guarantee the legal and compliance operations, and will not carry out any actions or omissions that may damage the assets, goodwill or affect the validity of business licenses of Domestic Affiliates.

k) before transferring the equities of Domestic Affiliates to Equity Purchaser, all the documents necessary for owning and maintaining the equities of Domestic Affiliates shall be signed without affecting the Proxy Agreement for Shareholders and the Proxy Agreement for School’s Sponsor and Council Members;

l) in relation to the equity transfer of Domestic Affiliates to Equity Purchaser, Beijing P.X. and Beijing P.X.’s Shareholders shall sign all the required documents and take all necessary actions;

m) if fulfillment of Domestic Affiliates’ obligations under this Agreement needs Beijing P.X. and Beijing P.X.’s Shareholders take any action as the equity holder of Domestic Affiliates, Beijing P.X. and Beijing P.X.’s Shareholders shall take all actions to cooperate with Domestic Affiliates in fulfilling the obligations stipulated in this Agreement;

n) without prejudice to Contractual Agreements, procure the council members appointed by Beijing P.X. to exercise all their rights in Domestic Affiliates in accordance with the provisions of this Agreement, so that Domestic Affiliates may fulfill their obligations set out in this Agreement; if any council member fails to exercise his rights as stated above, such council member shall be immediately removed;

o) price compensation: Beijing P.X.’s Shareholders irrevocably promise that if WFOE or its designated Equity Purchaser purchases all or part of the equities directly or indirectly held by Beijing P.X.’s Shareholders in Beijing P.X. and Domestic Affiliates with consideration exceeding RMB 0 Yuan (capital: RMB Zero Yuan), the difference shall be compensated fully by Beijing P.X.’s Shareholders to WFOE or its designated entity.

2. Covenants of Domestic Affiliates

From the effective date of this Agreement, Domestic Affiliates covenant the following to WFOE:

a) without the prior written consent of WFOE, from the date of signing this Agreement, it will not sell, transfer, license or otherwise dispose of any assets, or allow any encumbrances on any assets at any time, except Domestic Affiliates may prove that the disposal of related assets or the encumbrance of assets are necessary for the daily business operations and the value of the assets involved in the individual transaction does not exceed RMB 100,000 and does not exceed RMB 300,000 within one year;

b) not distribute profits and/or reasonable return to school’s sponsor in a direct or indirect manner;

c) operate the business of Domestic Affiliates in accordance with the Contractual Agreements and the instructions of WFOE;

d) in order to maintain the ownership of the assets of Domestic Affiliates and to validate the transactions specified in this Agreement and Contractual Agreements, all required or appropriate documents are signed from time to time;

e) without the prior written consent of WFOE, the articles of association of Domestic Affiliates shall not be supplemented, altered or modified in any form, except as otherwise provided in Contractual Agreements;

f) maintaining the continued operation of Domestic Affiliates in accordance with good financial and commercial standards and practices, and conducting their business and handling related matters with care and efficiency;

g) without the prior written consent of WFOE, not pass or approve any resolutions concerning Domestic Affiliates conducting other business, changing school’s sponsor, liquidating or dissolving Domestic Affiliates;

h) except for the cases arising from the ordinary course of business and the total amount of an individual transaction does not exceed RMB 100,000 and does not exceed RMB 300,000 within one year, or the debts have been disclosed to WFOE and obtained its written consent, no debt will be generated, assumed or guaranteed;

i) without the prior written consent of WFOE, no lending or guarantee for any third party will be provided to any person (including any school’s sponsor of Domestic Affiliates);

j) allow WFOE, Listing Company and/or its designated auditors, with reasonable notice, to audit the relevant accounting books and records of Domestic Affiliates at the main office of Domestic Affiliates, and to copy the required books and records to verify the income amount and the accuracy of the statements for any period. For this purpose, Domestic Affiliates agree to provide relevant information and materials concerning the operations, business, customers, finances, employees, etc. of Domestic Affiliates, and agree the Listing Company to disclose such information and materials required by the securities regulation of the place in which it intends to be listed;

k) have an insurance that is of the insurance company recognized by WFOE and whose types of coverage insured and amount are the same as that Domestic Affiliates operating similar business in the same area and other enterprises or units possessing similar property or assets will invest;

l) without the prior written consent of WFOE, not merge or unite with anyone;

m) without the prior written consent of WFOE, not acquire or invest in anyone;

n) timely notify WFOE of any litigation, arbitration, administrative investigation or conduct that may substantially affect the assets, business or income of Domestic Affiliates;

o) at the request of Equity Purchaser, pledge or mortgage assets (as applicable) to WFOE at any time, and for the purpose of setting and making such pledges or mortgages valid, sign all necessary documents and take all usual actions required for necessary registrations; and

p) not conduct or allow to conduct any behaviors or actions that may adversely affect the interests of WFOE under this Agreement.

Article IV. Representations and Warranties of Beijing P.X. and Beijing P.X.’s Shareholders

Beijing P.X. and Beijing P.X.’s Shareholders represent and warrant the following to WFOE:

a) They have full civil capacity and legal capacity to enter into this Agreement and enjoy rights and undertake obligations under this Agreement; or it is a limited liability company legally incorporated and validly existing under the laws of PRC and has independent legal personality.

b) all reports, documents and information provided by Beijing P.X. and Beijing P.X.’s Shareholders to WFOE prior to and after the effective date of this Agreement, relating to the equity of Domestic Affiliates and all matters required by this Agreement are true, accurate and complete in all material aspects at the time of entry into force of this Agreement, without any falsehood, omission or serious misleading;

c) the debt situation of Beijing P.X. and Beijing P.X.’s Shareholders disclosed to WFOE was true, complete and accurate;

d) except for the rights restrictions imposed on the equity of Beijing P.X. due to Contractual Agreements, there is no other encumbrances /limitations of the equity of Beijing P.X. directly and/or indirectly held by Lishui Mengxiang;

e) this Agreement has been duly signed by Beijing P.X. and Beijing P.X.’s Shareholders and constitutes a legal, valid and binding obligation to Beijing P.X. and Beijing P.X.’s Shareholders from the effective date of this Agreement;

f) they have full internal power and authority to enter into and deliver this Agreement and all other documents it shall sign relating to the transactions described in this Agreement, and have full power and authority to complete the transactions described in this Agreement;

g) except that has been disclosed to WFOE, there is no litigation, legal process or request in any court or arbitral tribunal to Beijing P.X. and Beijing P.X.’s Shareholders or their assets that are pending or may constitute threats as far as known to Beijing P.X. and Beijing P.X.’s Shareholders, and there is no litigation, legal process or request in any governmental institution or administrative agency to Beijing P.X. and Beijing P.X.’s Shareholders or their assets that are pending or may constitute threats known to Beijing P.X. and Beijing P.X.’s Shareholders, which may have an adverse effect on the economic status of Beijing P.X. and Beijing P.X.’s Shareholders or their abilities to perform their obligations under this Agreement;

h) the signing and performance of this Agreement will not violate the currently valid laws, regulations or rules applicable to it, will not violate any court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on the sponsor’s equity interest or other assets held by it, and will not result in any suspension, revocation, confiscation or failure to renew after expiration of the applicable approval and license of the government departments.

Article V. Representations and Warranties of Domestic Affiliates

Domestic Affiliates represent and warrant the following to WFOE:

a) Domestic Affiliates is a properly registered and legally existing private non-enterprise entity under the laws of PRC and has complete and independent legal personality; it has full and independent legal status and legal capacity to sign, deliver and perform this Agreement, and can independently act as a litigation party;

b) all reports, documents and information provided by Domestic Affiliates to WFOE prior to and after the effective date of this Agreement, all matters required by this Agreement shall be true, accurate and complete in all material aspects at the time of the entry into force of this Agreement, without any falsehoods, omissions or serious misleading;

c) the debt situation of Domestic Affiliates disclosed by it to WFOE is true, complete and accurate;

d) There are no other encumbrances or rights restrictions on the assets and other rights held by Domestic Affiliates;

e) this Agreement shall be duly signed by Domestic Affiliates and constitute a legal, valid and binding obligation to Domestic Affiliates from the effective date of this Agreement;

f) it has full internal power and authority of Domestic Affiliates to enter into and deliver this Agreement and all other documents it shall sign relating to the transactions described in this Agreement, and has full power and authority to complete the transactions described in this Agreement;

g) except that has been disclosed to WFOE, there is no litigation, legal process or request in any court or arbitral tribunal to Domestic Affiliates or its assets that are pending or may constitute threats as far as known to Domestic Affiliates, and there is no litigation, legal process or request in any governmental institution or administrative agency to Domestic Affiliates or its assets that are pending or may constitute threats known to Domestic Affiliates, which may have an adverse effect on the economic status of Domestic Affiliates or their abilities to perform their obligations under this Agreement;

h) the signing and performance of this Agreement will not violate the currently valid laws, regulations or rules applicable to it, will not violate any court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on the assets held by it, and will not result in any suspension, revocation, confiscation or failure to renew after expiration of the applicable approval and license of the government departments.

Article VI. Representations and Warrants of WFOE

WFOE represents and warrants the following to Other Parties:

a) WFOE is a wholly foreign-owned enterprise that is properly registered and legally existing under the laws of PRC and has independent legal personality. It has full and independent legal status and legal capacity to sign, deliver and perform this Agreement, and can independently act as a litigation party;

b) this Agreement shall be duly signed by WFOE and constitute a legal, valid and binding obligation to WFOE from the effective date of this Agreement;

c) it has full internal power and authority of WFOE to enter into and deliver this Agreement and all other documents it shall sign relating to the transactions described in this Agreement, and have full power and authorization to complete the transactions described in this Agreement;

d) there is no litigation, legal process or request in any court or arbitral tribunal to WFOE or its assets that are pending or may constitute threats as far as known to WFOE, and there is no litigation, legal process or request in any governmental institution or administrative agency to WFOE or its assets that are pending or may constitute threats known to WFOE, which may have an adverse effect on the economic status of WFOE or its abilities to perform its obligations under this Agreement;

e) the signing and performance of this Agreement will not violate the currently valid laws, regulations or rules applicable to it, will not violate any court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on the assets held by it, and will not result in any suspension, revocation, confiscation or failure to renew after expiration of the applicable approval and license of the government departments.

Article VII. Damage Liability and Remedy Measures

1. Enforcement

The parties unanimously agree that WFOE shall have the right to submit the relevant breach of Other Parties to the arbitral institution for ruling and request enforcement. Other Parties have acknowledged and agreed that violations of this Agreement will cause irreparable damage to WFOE, and monetary damages cannot compensate for the loss of WFOE.

2. No right of recourse to Domestic Affiliates

If Beijing P.X. and Beijing P.X.’s Shareholders violate this Agreement which results in certain actions taken by Domestic Affiliates or occurred, and such actions of Domestic Affiliates cause WFOE to exercise any of its rights under this Agreement or claim for damage, Beijing P.X. and Beijing P.X.’s Shareholders shall have no right to seek for compensation from Domestic Affiliates for the losses suffered thereby.

Article IIX. Term

1. This Agreement shall become effective on January 1, 2022 upon execution by the Parties.

2. This Agreement shall remain in force during the period of operation of Domestic Affiliates and the period of renewal according to the provisions of PRC laws, and shall be automatically terminated once WFOE and/or the civil entity designated by Listing Company have purchased all (direct and/or indirect) equities of Beijing P.X. and Domestic Affiliates held by Beijing P.X.’s Shareholders. WFOE may terminate this Agreement unilaterally after thirty (30) days notice. Unless otherwise stipulated by laws, in any case, none of Other Parties shall have the right to terminate or dissolve this Agreement unilaterally.

3. In order to avoid any doubt, according to this Agreement, if PRC laws and regulations permit WFOE and/or other foreign or overseas entities designated by Listing Company to directly hold part or all of the equities and/or the sponsor’s equity interest of Beijing P.X. and Domestic Affiliates, and conduct private education and other restricted or prohibited business through Domestic Affiliates, WFOE shall issue Equity Transfer Notice as soon as practical, and the amount of (direct and/or indirect) equities of Domestic Affiliates purchased by Equity Purchaser from Beijing P.X.’s Shareholders shall not be lower than the maximum limit permitted by PRC laws in relation to the equity of Beijing P.X. and Domestic Affiliates held by WFOE and/or other foreign or overseas entities designated by the Listing Company. This Agreement shall automatically terminate when Equity Purchaser have purchased all (direct and/or indirect)equities of Beijing P.X. and Domestic Affiliates held by Beijing P.X.’s Shareholders.

Article IX. Confidentiality

1. The Parties acknowledge and determine that any oral or written information exchanged with respect to this Agreement is confidential. All parties shall keep all such information confidential and shall not disclose any relevant information to any third party without the prior written consent of other parties, except in the following cases:

a) The public is aware of or will be aware of such information (not disclosed to the public by the recipients without permission);

b) Information required to be disclosed in accordance with the applicable laws and regulations, the rules and regulations of stock exchange, or the requirements of the regulatory authority; or

c) Information required to be disclosed by any party to its legal or financial adviser for the transactions described in this Agreement, and the legal or financial adviser is also subject to confidentiality obligations similar to these terms.

2. The leak of confidential information by the staff or the institution it employs shall be deemed to be the leak of confidential information of such Party, and such Party shall be liable for breach in accordance with this Agreement.

3. The Parties agree that Article IX of this Agreement will continue to be effective irrespective of whether this Agreement is invalid, altered, dissolved, terminated or not operational.

Article X. Force Majeure

1. If the liability of the Parties under this Agreement shall not be fulfilled due to the event of force majeure, and the liabilities under this Agreement will be waived within the scope of force majeure. For the purposes of this Agreement, force majeure events include only natural disasters, storms, tornadoes and other weather conditions, strikes, closures/shutdowns or other industry issues, wars, riots, conspiracy, enemy acts, terrorist acts or violent acts of criminal organizations, blockades, serious illnesses or plagues, earthquakes or other crustal movements, floods and other natural disasters, bomb explosions or other explosions, fires, accidents, or government actions that result in failure to comply with this Agreement.

2. In the event of a force majeure event, the Party affected by the force majeure event shall endeavor to reduce and remove the effects of the force majeure event and assume the responsibility of performing the delayed and blocked obligations under the Agreement. After the event of force majeure is lifted, the Parties agree to continue to perform this Agreement as far as possible.

3. In the event of a force majeure event that may result in delays, prevention or threats to delay or prevent the performance of this Agreement, the relevant Parties shall notify the other Parties in writing and provide all relevant information.

Article XI. Changed Circumstances

1. As supplement and without contravention of other terms of Contractual Agreements, if at any time, due to the enactment or revision of any PRC laws, regulations or rules, or due to the amendment of the interpretation or application of such laws, regulations or rules, or due to changes in the registration process, that WFOE believes that the maintenance of this Agreement in force and/or the acceptance of the right to purchase equity of Domestic Affiliates granted by Beijing P.X.’s Shareholder in the manner stipulated in this Agreement become illegal or violate such laws, rules and regulations, Other Parties shall immediately, in accordance with WFOE’s written instructions and the reasonable requirements of WFOE, take the action and/or sign any agreement or other document, in order to:

a) keep this Agreement valid;

b) exercise the right to purchase equities in the manner prescribed in this Agreement; and/or

c) fulfill the intent and purpose of this Agreement by the way prescribed in this Agreement or by other means.

Article XII. Miscellaneous

1. To the extent permitted by the PRC Laws, WFOE is entitled to designate another subject (in the case of a foreign-invested enterprise established by the Listing Company in the PRC) acknowledged by the Listing Company to execute and perform an agreement with the other Parties hereto whose terms and conditions shall be the same as or similar to the terms and conditions of the Contractual Agreements, and the other Parties hereto shall provide unconditional cooperation and support; This Agreement shall automatically terminate from the effective date of such agreement.

2. Other Parties agree that WFOE can transfer its rights and obligations under this Agreement to its designated party after WFOE’s written notice to Other Parties; but without the prior written consent of WFOE, Other Parties may not transfer their rights, obligations or liabilities under this Agreement to any third party. The successor or permitted assignee of Other Parties (if any) shall continue to perform all the obligations of Other Parties under this Agreement.

3. The conclusion, validity, interpretation, performance, modification and termination of this Agreement and the resolution of disputes shall be in accordance with PRC laws.

4. Any dispute or claim arising out of or in connection with this Agreement or the performance, interpretation, breach, termination or validity of this Agreement shall be settled through friendly negotiation. The negotiation shall begin after the written negotiation request for a specific statement of the dispute or claim has been sent to the other Party.

5. If the dispute cannot be resolved within thirty (30) days of the delivery of the above notice, any party shall have the right to submit the dispute to arbitration for settlement.  The parties agree to submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for an arbitral award in accordance with the arbitration rules in force at that time. The arbitral award is final and is legally binding on all parties. The arbitration commission is entitled to award or compensate WFOE for the losses caused by the other parties’ breach of this Agreement in respect of equity interest/sponsor’s equity interest, property interest or other assets of Beijing P.X. and Domestic Affiliates, or to issue corresponding injunctions (for the need of conducting business or compulsory transfer of assets), or adjudication of the dissolution and liquidation of Domestic Affiliates. After the arbitration award takes effect, either Party has the right to apply to the court with jurisdiction to enforce such an arbitration award.

6. Upon the request of a party to the dispute, a court of competent jurisdiction shall have the power to grant interim relief to support the conduct of the arbitration before the lawful constitution of the arbitral tribunal or in appropriate circumstances, such as through the detention or freezing of judgments or rulings on the equity interest/sponsor’s equity interest, property interests or other assets held by the breaching party. In addition to the courts of China, the courts of Cayman Islands, the court where the main assets of the Listing Company are located, and the court where the main assets of Domestic Affiliates are located shall also be deemed to have jurisdiction for the above purposes.

7. During the arbitration period, in addition to the disputes submitted to the arbitration, the Parties to this Agreement shall continue to perform their other obligations under this Agreement.

8. Any rights, powers and remedies given to the Parties under any provision of this Agreement shall not exclude any other rights, powers or remedies that the Party may have in accordance with the law and other terms of this Agreement. The exercise of one party of its rights, powers and remedies shall not exclude the exercise of other rights, powers and remedies available to such Party.

9. A Party’s failure to exercise or delay of the exercise of any of its rights, powers and remedies under this Agreement or the laws will not result in the waiver of the Rights of Such Party, and any single or partial waiver of the Rights of Such Party does not exclude the Party’s exercise of the Rights of Such Party in other ways and the exercise of other Rights of Such Party.

10. The headings of each article of this agreement are for index purposes only and in no event shall such headings be used or affect the interpretation of the provisions of this Agreement.

11. Each of the terms of this Agreement may be divided and independent of each other term. If at any time any one or more of the terms of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement shall not affected.

12. Revision of this Agreement

a) Through negotiations among the Parties and approved by the shareholder (or shareholders’ meeting) of WFOE, the Parties may modify or supplement this Agreement and take all necessary steps and actions, and bear the corresponding expenses, so that any modification or supplement can be legal and valid.

b) If National Association of Securities Dealers Automated Quotation (hereinafter referred to as “NASDAQ”), American Stock Exchange or other regulatory authorities make any amendments to this Agreement, or listing rules or relevant requirements of HKEX produce any changes related to this Agreement, the Parties shall revise this Agreement accordingly.

13. This agreement is drafted in Chinese language in six counterparts, each of which shall be held each Party to this Agreement and has the same legal effect. If there is any inconsistency or conflict between the English translated version and the Chinese version, the Chinese version shall prevail.

(Signature Page Follows)

(This page is the Signature Page one (1) of the Exclusive Call Option Agreement, and is left blank intentionally.)

Langfang City Rail Transit Technical School (seal)

Signature of legal representative/authorized representative:

/s/

Beijing Pengxiang Tianxia Education Technology Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Zhejiang Lishui Mengxiang Education Development Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

(This page is the Signature Page two (2) of the Exclusive Call Option Agreement, and is left blank intentionally.)

Zhejiang Mengxiang Consulting Service Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Ye Fen

/s/

Ye Hong

/s/